Exhibit10.15

_______________________________________________
CHIEF EXECUTIVE OFFICER

EMPLOYMENT AGREEMENT

BETWEEN

WILLIAM SCHONBRUN

AND

BITZIO, INC.

FEBRUARY 1, 2012
______________________________________________

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of February 1, 2012 (the “Effective Date”) between Bitzio Inc., a corporation incorporated under the laws of Canada (“Bitzio”) and William Schonbrun (“Employee”).

For good and valuable consideration, the mutual promises and conditions in this Employment Agreement, and all benefits associated with the employment of Employee, it is agreed as follows:

ARTICLE 1 - EMPLOYMENT

1.1	Employment

(a)
Commencing on the Effective Date, Bitzio and each of its affiliated companies will employ Employee as its Chief Executive Officer (the “Employment”).  Employee will perform such duties and exercise such powers related to such offices as set forth in the by-laws of Bitzio and as prescribed or specified by the Board of Directors of Bitzio, subject always to the control and direction of such Board of Directors.

(b)
As of the Effective Date, Employee is a member of Bitzio’s Board of Directors. Employee’s position on the Board of Directors shall be subject to the discretion of Bitzio’s Governance and Nomination Committee and the election by shareholders.  Employee shall not receive any additional remuneration in connection with his duties on the Board of Directors.

1.2	Termination of Prior Agreement

Effective immediately upon execution of this Agreement, the Consulting Agreement between the Bitzio, Inc. and the Employee dated January 1, 2012 (the “Prior Agreement”) is terminated without cause.  Notwithstanding the provisions of section 6 of the Prior Agreement, the parties agree that no amounts are owed or owing thereunder as a result of this termination, no notice or pay in lieu of notice shall be made and that no fees, penalties or other amounts are due or payable as a result of such termination.  This provision shall not cancel or otherwise affect any deferred payments, option or other stock grants made or accrued under the Prior Agreement.

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ARTICLE 2 - REMUNERATION

2.1	Base Salary

As compensation for the services by Employee hereunder, Bitzio will pay Employee during the term of the Employment a gross annual salary of $180,000 (“Base Salary”), payable on the fifteenth and the last day of each calendar month.  Notwithstanding the foregoing, the Employee has agreed to defer payment of this compensation for the period from the Effective Date through June 30, 2012, and receive payment thereof over the twelve (12) month period following the deferral (Bitzio shall make reasonable efforts to make the repayment over a six (6) month period following the deferral).

2.2	Bonus

The Employee will be eligible to participate in the Bitzio bonus program, if and when established by Bitzio, such participation, the terms and goals of such a program shall be in the sole discretion of the Bitzio’s Board of Directors.

2.3	Benefits

The Employee will be entitled to participate in any and all of Bitzio’s benefit plans generally available to its senior executive employees from time to time, as determined by Bitzio in its discretion, in accordance with the terms thereof.  The Employee acknowledges that as of the Effective Date, Bitzio does not currently have any such programs.

2.4	Vacation

Employee will be entitled to four (4) weeks paid vacation per year pursuant to Bitzio’s Vacation Policy, to be taken at a time or times convenient for Bitzio.

2.5	Expenses

Employee will be reimbursed for all authorized travel and other out of pocket expenses actually and properly incurred by him in connection with his duties hereunder.  For all such expenses, Employee will furnish to Bitzio statements and vouchers as and when required by Bitzio.

ARTICLE 3 - EMPLOYEE’S COVENANTS

3.1	Service

During his employment, Employee will devote such time, attention, energies, interests, and abilities for the business of Bitzio as is reasonably necessary to fulfill his responsibilities, will well and faithfully serve Bitzio, and will use his best efforts to promote the interests of Bitzio.  Employee will not engage in any business activity that would be adverse to Bitzio or its business prospects, financial or otherwise.

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3.2	Duties and Responsibilities

Employee will use reasonable efforts to duly and diligently perform all the duties assigned to him while in the employ of Bitzio, and will truly and faithfully account for and deliver to Bitzio all money, securities and things of value belonging to any entity in Bitzio that Employee may, from time to time, receive for, from or on account of any entity in Bitzio.

3.3	Rules, Regulations, Policies and Procedures

Employee will be bound by and will faithfully observe and abide by all the rules, regulations, policies and procedures that Bitzio may institute at its discretion from time to time that are brought to Employee’s notice or of which he should reasonably be expected to be aware.

3.4	Confidentiality and Rights Agreement

Employee will execute and deliver the Confidentiality and Rights Agreement in the form attached hereto as Exhibit “A”.  The terms of the Confidentiality and Rights Agreement are incorporated herein as if fully set forth.  Employee’s obligations under such Confidentiality and Rights Agreement will continue both before and after he has used any confidential information for the purposes of such Confidentiality and Rights Agreement, and both before and after the employment of Employee with Bitzio ceases for whatever reason, and will continue until such time as Employee is expressly released therefrom by Bitzio in writing.  The obligations of Employee under this Agreement will be binding on the assigns, executors, administrators or legal representatives of Employee.  Any breach by Employee of the provisions of this paragraph of this Agreement or the Confidentiality and Rights Agreement will cause irreparable damage to Bitzio, and any such breach will entitle Bitzio to seek immediate injunctive relief from a court of competent jurisdiction.

ARTICLE 4 - TERMINATION OF EMPLOYMENT

4.1	Termination by Bitzio Without Cause

In the event that Bitzio terminates that Employee’s employment under this Agreement at any time without cause, then in exchange for Employee executing and delivering to Bitzio a release and indemnity in the form attached as Exhibit “B”, Bitzio will provide Employee with the following:

(a)	an amount equal to the sum of:

(i)	Twelve (12) months’ Base Salary, and

(ii)	the average Annual Bonus paid to Employee, if any, in respect of the two most recently completed fiscal years preceding the date of the termination.

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(b)	The Employee shall be entitled to exercise all vested options for a term of twelve (12) months following such termination.

Except as provided above, Employee is not entitled to any further salary, bonus, options, benefits, remuneration or compensation of any kind.

4.2	Termination by Employee

Employee may resign his employment under this Agreement at any time, upon the giving of 30 days prior written notice to Bitzio.  In these circumstances, Employee will receive no payment of any kind or nature, including but not limited to severance or anticipated earnings.  Employee shall only receive any outstanding salary and vacation pay calculated up to the date of resignation and is not entitled to any bonus or pro-rated bonus.

4.3	Termination by Bitzio for cause

Bitzio may terminate Employee’s employment under this Agreement at any time for cause without payment of any compensation of any kind or nature, including but not limited to severance, anticipated earnings, stock options or accelerated vesting thereof or other securities of any kind.  Employee shall only receive any outstanding salary and vacation pay calculated up to the date of such termination and is not entitled to any bonus or pro-rated bonus.  For the purposed of this section 4.3, “cause" shall mean:  (i) a willful act by the Employee of dishonesty, theft, breach of trust, or misappropriation of the property of Bitzio; or (ii) a material breach or default by the Employee of its duties pursuant to this Agreement and the failure to remedy such breach or default within a reasonable period of time after delivery of written notice from Bitzio to Employee; or (iii) any act or omission which would in law permit Bitzio to, without notice or payment in lieu of notice, terminate the relationship, including but not limited to, a material breach of this Agreement.

4.4	Return of Property

Upon any termination of Employee’s employment under this Agreement, Employee will at once deliver or cause to be delivered to Bitzio, all books, documents, effects, money, securities or other property belonging to Bitzio, or for which Bitzio is liable to others, that are in the possession, charge, control or custody of Employee.

4.5	Provisions That Will Operate Following Termination

Notwithstanding any termination of Employee’s employment under this Agreement for any reason whatsoever, the provisions of sections 3.4 and 4.4 of this Agreement and any other provisions of this Agreement necessary to give effect thereto, will continue in full force and effect following such termination; in addition, upon any such termination, Employee shall immediately resign from Bitzio’s Board of Directors.

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4.6	Indemnity

Employee shall be entitled to indemnification from Bitzio to the fullest extent permitted by law in connection with his providing services for and on behalf of Bitzio. Bitzio agrees to name Employee as an additional named insured on its general liability, E&O policies, and D&O policies then in force from time to time during the term. Bitzio will indemnify Employee to the fullest extent permitted by applicable law and to the fullest extent authorized by the Articles of Incorporation (or their equivalent) and By-Laws of Bitzio.  Bitzio shall implement a D&O insurance policy for the benefit of it directors and officers upon such terms and conditions as determined by Bitzio’s Board of Directors within forth-five (45) days following the Effective Date.

ARTICLE 5 - GENERAL

5.1	Interpretation

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion of this Agreement.  All references herein to “$” or “dollars” are to Canadian dollars.

5.2	Benefit of Agreement

This Agreement will bind Employee’s heirs, personal representatives, legal representatives, successors, and assigns, and will bind Bitzio, and its successors, purchasers, assignees or any entities who acquire assets of Bitzio.

5.3	Entire Agreement

This Agreement, including the Confidentiality and Rights Agreement at Exhibit “A” and any stock option agreement entered into between the parties in relation to the grant of stock options referred to herein, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and replaces and supercedes any prior understandings and agreements between the parties.

5.4	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by Employee and the Chairman of the Board of Directors of Bitzio.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

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5.5	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

5.6	Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and may be given by personal delivery, by electronic delivery (with proof of successful transmission) or by registered or certified mail, return receipt requested, addressed to the recipient as follows:

To the Employee:	William Schonbrun 2323 Bellevue Ave West Vancouver, BC V7V 1C9 William@bitzio.com
To the Employer:	Bitzio Inc. Attention: the CFO With a copy to the Chairman of the Board of Directors or such other address or individual as may be designated by notice by either party to the other.

Any communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof; or if made or given by electronic delivery, on the business day following receipt thereof; or if made or given by registered or certified mail, on the 7th day, other than a Saturday, Sunday or Statutory holiday in Ontario, following the deposit thereof in the mail.

If the party giving any communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, then such communication will not be mailed but will be given by facsimile or personal delivery.

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5.7	Governing Law

This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Province of British Columbia as applied to contracts made and to be performed within the Province of British Columbia.

5.8	Reasonableness

Employee declares that he has read the foregoing and agrees to the conditions and obligations set forth.  Employee also acknowledges that he has been given a reasonable amount of time in which to consult with, and has consulted with, a lawyer with respect to this Agreement.

5.9	Counterparts

This Agreement may be executed in two or more identical counterparts, facsimile counterparts or electronic counterparts, each of which when executed by a Party shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement

5.10	Execution and Signature Dates

Signing of this Agreement and transmission of the signed Agreement by facsimile or electronic document transfer will be acceptable and binding upon the Parties hereto. This Agreement shall be binding when the Agreement has been signed once by each of the Parties and shall take full force and effect as of the Effective Date regardless of any other dates appearing in the signature block. Subsequent signatures on additional copies, or the lack thereof, shall not have any impact on the enforceability of this Agreement.

5.11	Handwritten Change

Any handwritten changes made to this Agreement (with the exception of the Effective Date when the Effective Date is handwritten onto the Agreement) must be initialled by all Parties in order to be binding on the Parties.

** Signature Page Follows **

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IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date:

Dated:	February 1, 2012		/s/ William Schonbrun
WILLIAM SCHONBRUN

Dated:
Witness to Employee Signature

BITZIO INC.

Dated:	February 1, 2012	By:	/s/ illegible
Director

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EXHIBIT “A”

PROPRIETARY RIGHTS AGREEMENT

I, William Schonbrun, recognize that BITZIO INC. (the “Company”) is engaged in a continuous program of software research and development and the marketing of software products, and that the Company also provides technical support, consultation and training services relating to those software products.  I also recognize the importance of protecting the Company’s trade secrets, confidential information and other proprietary information and related rights acquired through the Company’s expenditure of time, effort and money.

Therefore, because I wish to be employed as an employee by the Company in a capacity in which I will receive and/or contribute to the Company’s Confidential Information, and in consideration of the salary or wages I will receive from the Company and for my employment by the Company, I agree to be bound by the following terms and conditions:

1.	Definitions

For purposes of this Agreement:

(a) “Confidential Information” includes any of the following:

(i)
any and all versions of the software and related documentation owned or marketed by the Company, as well as the software and documentation owned by the Company’s suppliers and used internally by the Company, including all related algorithms, concepts, data, designs, flowcharts, ideas, programming techniques, specifications and source code listings;

(ii)	all Developments (as defined below);

(iii)
information regarding the Company’s business operations, methods and practices, including marketing strategies, product pricing, margins and hourly rates for staff and information regarding the financial affairs of the Company;

(iv)	the names of the Company’s clients and the names of the suppliers of computer services and software to the Company, and the nature of the Company’s relationships with these clients and suppliers;

(v)
technical and business information of or regarding the clients of the Company obtained in order for the Company to provide such clients with software products and services, including information regarding the data processing requirements and the business operations, methods and practices and product plans of such clients; and

(vi)	any other trade secret or confidential or proprietary information in the possession or control of the Company,

but Confidential Information does not include information that is or becomes generally available to the public without my fault or that I can establish, through written records, was in my possession prior to its disclosure to me as a result of my work for the Company.

(b) “Developments” include all

(i)
software, documentation, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications, or additions to the software products owned, marketed or used by the Company; and

(ii)	inventions, devices, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems and improvements, whether patentable or not,

developed, created, generated or reduced to practice by me, alone or jointly with others, during my employment with the Company or that result from tasks assigned to me by the Company or that result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company.

2.	Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of my employment with the Company, I will keep in strictest confidence and trust the Confidential Information, I will take all necessary precautions against unauthorized disclosure of the Confidential Information, and I will not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor will I copy or reproduce the Confidential Information except as may be reasonably required for me to perform my duties for the Company.

3.	Restricted Use of Confidential Information

(a) At all times during and subsequent to the termination of my employment with the Company, I will not use the Confidential Information in any manner except as reasonably required for me to perform my duties for the Company.

(b) Without limiting my obligations under subsection 3(a), I agree that at all times during and subsequent to the termination of my employment with the Company I will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any software that is competitive with any software owned or marketed by the Company.

(c) Upon the request of the Company, and in any event upon the termination of my employment with the Company, I will immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information that are in my possession or under my direction or control.

4.	Ownership of Confidential Information

(a) I acknowledge and agree that I will not acquire any right, title or interest in or to the Confidential Information.

(b) I agree to make full disclosure to the Company of each Development promptly after its creation.  I hereby assign and transfer to the Company, and agree that the Company will be the exclusive owner of, all of my right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.  I further agree to cooperate fully at all times during and subsequent to my employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments.  I agree that the obligations in this clause (b) will continue beyond the termination of my employment with the Company with respect to Developments created during my employment with the Company.

(c) I agree that the Company, its assignees and their licensees are not required to designate me as the author of any Developments.  I hereby waive in whole all moral rights that I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

(d) Listed in Schedule A to this Agreement are those works and inventions created by me, alone or jointly with others, prior to my employment by the Company, that are exempt from the operation of this Agreement.  If nothing is listed in Schedule A, I represent that I have made no such works or inventions as of the date of this Agreement.

5.	Protection of Computer Systems and Software

I agree to take all necessary precautions to protect the computer systems and software of the Company and of the suppliers and clients of the Company, including without limitation complying with the obligations set out in the Company’s Acceptable Use Policy.

6.	Non-Competition

I agree that while I am employed by the Company, and for twelve (12) months  following the termination of my employment with the Company, without the prior written approval of the Chief Financial Officer of the Company, I will not become engaged, directly or indirectly as an employee, consultant, partner, principal, agent, proprietor, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 2% of the outstanding shares so listed) or advisor, in a business in Canada or the United States of America that

(i)	develops or markets software competitive with the software owned or marketed by the Company, or

(ii)	provides consulting, maintenance, support or training services that are competitive with the consulting, maintenance, support or training services provided by the Company, or

(iii)	is a direct competitor of the Company in the software application development market,

provided that if, with respect to the period after the termination of my employment with the Company, such business has two or more divisions located at different addresses, then this Section 6 will not prohibit me from becoming engaged in a division that neither develops nor markets software competitive with the software owned or marketed by the Company nor provides services that are competitive with the services provided by the Company (provided further that in such case all the other obligations of this Agreement will continue to apply to me).

7.	Non-Solicitation of Clients

I agree that while I am employed by the Company, and for twelve (12) months immediately following the termination of my employment with the Company, I will not, directly or indirectly, contact, accept business from or solicit any Clients of the Company for the purpose of selling or supplying to these Clients of the Company any products or services that are competitive with the products or services sold or supplied by the Company at the time of my termination.  The term “Client of the Company” in the preceding sentence means any business or organization that:

(a) was a client of the Company (i.e. has conducted any business with the Company in the prior 24 months) at the time of the termination of my employment with the Company; or

(b) became a client of the Company within six months after the termination of my employment with the Company if I was involved with any marketing efforts in respect of such client prior to the termination of my employment with the Company.

8.	Non-Solicitation of Employees

I agree that while I am employed by the Company, and for six (6) months after the termination of my employment with the Company, I will not directly or indirectly hire or retain, directly or indirectly, any employees of or consultants to the Company nor will I solicit or induce or attempt to induce any persons who were employees of or consultants to the Company at the time of such termination or during the 90 days immediately preceding such termination, to terminate their employment or consulting agreement with the Company.

9.	Reasonableness of Non-Competition and

Non-Solicitation Obligations

I confirm that the obligations in Sections 6, 7 and 8 are fair and reasonable given that, among other reasons,

(i)
the sustained contact I will have with the clients of the Company will expose me to Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which I agree not to act upon to the detriment of the Company; and/or

(ii)	I will be performing important development work on the software owned or marketed by the Company,

and I agree that the obligations in Sections 6, 7 and 8, together with my other obligations under this Agreement, are reasonably necessary for the protection of the Company’s proprietary interests.  I further confirm that the geographic scope of the obligation in Section 6 is reasonable given the international nature of the market for the products and services of the Company.  I also agree that the obligations in Sections 6, 7 and 8 are in addition to the non-disclosure and other obligations provided elsewhere in this Agreement.  I also acknowledge that my obligations contained in this Agreement will not preclude me from becoming gainfully directly employed in the computer software industry following a termination of my employment with the Company given my general knowledge and experience in the computer industry.

10.	No Conflicting Obligations

(a) I acknowledge and represent to the Company that my performance as an employee of the Company will not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer of mine or any other third party.  I further acknowledge and represent that I am not bound by any agreement or obligation with any third party that conflicts with any of my obligations under this Agreement.

(b) I represent and agree that I will not bring to the Company, and will not use in the performance of my work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer of mine or any other third party.  I represent and agree that in my work creating Developments I will not knowingly infringe the intellectual property rights, including copyright, of any third party.

11.	Enforcement

I acknowledge and agree that damages may not be an adequate remedy to compensate the Company for any breach of my obligations contained in this Agreement, and accordingly I agree that in addition to any and all other remedies available, the Company will be entitled to obtain relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement.

12.	General

(a) This Agreement will be governed by the laws in force in the Province of British Columbia.  If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof will be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.  In this Agreement any reference to a termination of employment will include termination for any reason whatsoever and with or without cause.

(b) The rights and obligations under this Agreement will survive the termination of my service to the Company and will inure to the benefit of and will be binding upon (i) my heirs and personal representatives and (ii) the successors and assigns of the Company.

I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND I AGREE TO ITS TERMS.  I acknowledge having received a fully executed copy of this Agreement.

Signed, sealed and delivered on this ______ day of February__, 2012 in the presence of:

Dated:		/s/ William Schonbrun
WILLIAM SCHONBRUN

Dated:
Witness to Employee Signature

BITZIO INC.

Dated:	By:	/s/ illegible

Schedule A

To:           BITZIO INC. (“Company”)

The following is a complete list of all works and inventions relative to the subject matter of my service as an employee of the Company that I created prior to my employment by the Company:

☐ No works and inventions.

☐ See below:

☐ Additional sheets attached.

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Witness		Employee (signature)

(name of witness – printed)		(name – printed)

Date

EXHIBIT “B”

RELEASE AND INDEMNITY

WHEREAS my employment with Bitzio Inc. (“Bitzio”) ceased pursuant to the terms of an Employment Agreement with Bitzio with an effective date of February 1, 2012;

AND WHEREAS I have agreed to accept the benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B”, less all applicable deductions;

NOW THEREFORE THIS RELEASE AND INDEMNITY WITNESSES that in consideration of the benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B”, less all applicable deductions, and other good and valuable consideration, I hereby release and forever discharge Bitzio and its officers, directors, employees, shareholders and agents from any and all actions, causes of action, claims, complaints and demands arising directly or indirectly from my employment with Bitzio or from the termination thereof and, without limiting the generality of the foregoing, any claims, statutory or otherwise, for bonuses, overtime pay, vacation pay, public holiday pay, termination pay, severance pay or compensation in lieu of notice and against Bitzio or its insurers in respect of any claims for benefits of any kind, including any express or implied right under any contract of employment, the common law, the applicable Employment Standards Act, the Human Rights Code or any other statute or regulation;

AND FOR THE SAID CONSIDERATION I further agree not to make any claim or commence any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the parties to this Release and Indemnity or in which any claim could arise against Bitzio  for contribution or indemnity or other relief over;

AND FURTHERMORE, FOR THE SAID CONSIDERATION I further covenant and agree to save harmless and indemnify Bitzio from and against all claims, charges, taxes, penalties, or demands which may be made by the Minister of National Revenue requiring Bitzio to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada) and/or the Income Tax Act of any province in respect of income tax payable by me in excess of income tax previously withheld or withheld from the monies paid to me by Bitzio in respect of the agreement herein or otherwise and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands, except for interest or penalties levied against Bitzio for failure to withhold the amounts required by law.  I further covenant and agree to save harmless and indemnify Bitzio from and against all claims, charges, taxes, penalties or demands which may be made by the Minister of Human Resources Development requiring Bitzio to pay or reimburse any monies in respect of benefits I may have received under the Canada Employment Insurance Act, and without restricting the generality of the foregoing, under sections 45 and 46 of the aforesaid Act and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands;

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AND I HEREBY DECLARE that I have had the opportunity to seek independent legal advice with respect to benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B” and I fully understand them.  I hereby voluntarily accept the benefits set out in Section 4.1 of the Employment Agreement to which this Release and Indemnity is attached as Exhibit “B”, less all applicable deductions, for the purpose of making full and final compromise, adjustment and settlement of all actions, causes of action, claims, complaints, demands and liability referred to above;

AND FOR THE SAID CONSIDERATION, I agree to keep the terms of this Release and Indemnity and the terms of settlement and the discussions leading up to them completely confidential and agree not to disclose the terms of this Release and Indemnity, the terms of settlement and the discussions leading up to them to anyone, except members of my immediate family and my legal and financial advisors;

AND I hereby agree that the payment of the said consideration shall not be construed as an admission of liability by Bitzio;

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of British Columbia;

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon me and Bitzio and our respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IN WITNESS WHEREOF I have executed this document at  , __________ on the   day of  , 200___ and set my hand and seal thereto.

SIGNED, SEALED and DELIVERED )
in the presence of	)
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)
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WITNESS		WILLIAM SCHONBRUN

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